The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated May 13, 2022.

FINANCIAL PRODUCTS

Preliminary Pricing Supplement No. G333

To the Underlying Supplement dated June 18, 2020,

Product Supplement No. I-G dated February 4, 2022,

Prospectus Supplement dated June 18, 2020 and

Prospectus dated June 18, 2020

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 May 13, 2022
$ CS Notes due May 17, 2029 Linked to the Performance of an Equally Weighted Basket Consisting of Three Underlyings
•	Investors will not receive any interest or dividend payments.

•	At maturity, if the Final Basket Level is greater than or equal to the Initial Basket Level, investors will receive the principal amount of their investment plus a return based on the leveraged upside performance of the Basket. If the Final Basket Level is less than the Initial Basket Level, investors will lose 1% of their principal for each 1% decline in the level of the Basket from the Initial Basket Level to the Final Basket Level, up to a maximum loss of 10% of the principal amount of their securities.

•	Senior unsecured obligations of Credit Suisse maturing May 17, 2029. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Investors should be willing to forgo dividends and lose some of their investment if the Final Basket Level is less than the Initial Basket Level.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities is expected to be determined on or about May 13, 2022 (the “Trade Date”), and the securities are expected to settle on or about May 18, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $982.50 per $1,000 principal amount of securities.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $17.50 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $942.50 and $982.50 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

May , 2022

Key Terms

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Basket

The securities are linked to the performance of an equally weighted basket consisting of three underlyings (each a “Basket Component,” and together, the “Basket Components”). For more information on the Basket Components, see “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index,” “The Reference Indices—The Nikkei 225 Index” and “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement. Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:

Basket Component	Ticker	Initial Level	Component Weighting
EURO STOXX 50® Index	SX5E <Index>	3613.43	1/3
Nikkei 225 Index	NKY <Index>	25748.72	1/3
S&P 500® Index	SPX <Index>	3930.08	1/3

Redemption Amount

At maturity, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Security Performance Factor

The Security Performance Factor is expressed as a percentage and is calculated as follows:

•	If the Final Basket Level is greater than or equal to the Initial Basket Level, the Security Performance Factor will equal the product of (i) the Upside Participation Rate and (ii) the Basket Return.

•	If the Final Basket Level is less than the Initial Basket Level but greater than the Basket Threshold Level, the Security Performance Factor will equal the Basket Return.

If the Final Basket Level is less than the Initial Basket Level but greater than the Basket Threshold Level, investors will lose 1% of their principal for each 1% decline in the level of the Basket from the Initial Basket Level to the Final Basket Level.

•	If the Final Basket Level is equal to or less than the Basket Threshold Level, the Security Performance Factor will equal −10%.

If the Final Basket Level is equal to or less than the Basket Threshold Level, the Redemption Amount will be $900 per $1,000 principal amount of securities.

Basket Return

An amount calculated as follows:

Final Basket Level – Initial Basket Level

Initial Basket Level

The Basket Return will be negative if the Final Basket Level is less than the Initial Basket Level.

Upside Participation Rate

158%

Basket Threshold Level

90

Initial Basket Level

100

Final Basket Level

The level of the Basket on the Valuation Date, calculated as follows:

100 × [1+ the sum of the products of (a) the Component Return for each Basket Component and (b) the Component Weighting for such Basket Component]

Component Return

With respect to each Basket Component, the Component Return will be calculated as follows:

Final Level – Initial Level

Initial Level

Initial Level

For each Basket Component, the closing level of such Basket Component on the Strike Date, as set forth in the table above.

Final Level

For each Basket Component, the closing level of such Basket Component on the Valuation Date.

Strike Date	May 12, 2022
Trade Date	Expected to be May 13, 2022
Settlement Date	Expected to be May 18, 2022
Valuation Date	May 14, 2029	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date	May 17, 2029	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to any issuance of securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the Calculation Agent and will equal, for each security, the amount to be received on the Maturity Date, calculated as though the date of acceleration were the Valuation Date.

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

CS Notes    1

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22553PXR5

CS Notes    2

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated February 4, 2022, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•	Product Supplement No. I-G dated February 4, 2022:

https://www.sec.gov/Archives/edgar/data/1053092/000095010322002045/dp166589_424b2-ig.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

CS Notes    3

Hypothetical Redemption Amounts at Maturity

The table and examples below make the following assumptions and illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of performance of the Basket. The actual Upside Participation Rate and Basket Threshold Level are set forth in “Key Terms” herein. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on the Final Basket Level. It is not possible to predict whether the Final Basket Level will be less than the Initial Basket Level. You should consider carefully whether the securities are suited to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Upside Participation Rate	158%
Basket Threshold Level	90

TABLE: Hypothetical Redemption Amounts

Basket Return	Security Performance Factor	Redemption Amount per $1,000 Principal Amount of Securities
100%	158%	$2,580
90%	142.20%	$2,422
80%	126.40%	$2,264
70%	110.60%	$2,106
60%	94.80%	$1,948
50%	79%	$1,790
40%	63.20%	$1,632
30%	47.40%	$1,474
20%	31.60%	$1,316
10%	15.80%	$1,158
5%	7.90%	$1,079
0%	0%	$1,000
−5%	−5%	$995
−10%	−10%	$900
−20%	−10%	$900
−30%	−10%	$900
−40%	−10%	$900
−50%	−10%	$900
−60%	−10%	$900
−70%	−10%	$900
−80%	−10%	$900
−90%	−10%	$900
−100%	−10%	$900

CS Notes    4

Examples

The following examples illustrate how the Redemption Amount is calculated.

1.	The level of the Basket increases by 20% from the Initial Basket Level to the Final Basket Level.

Final Basket Level: 120% of Initial Basket Level

Because the Final Basket Level is greater than or equal to the Initial Basket Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Upside Participation Rate x Basket Return
= 158% x 20%
= 31.60%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1.316
= $1,316

Because the Final Basket Level is greater than or equal to the Initial Basket Level, the Security Performance Factor is equal to the Upside Participation Rate times the Basket Return, and investors would receive a Redemption Amount of $1,316 per $1,000 principal amount of securities.

2.	The level of the Basket decreases by 5% from the Initial Basket Level to the Final Basket Level.

Final Basket Level: 95% of Initial Basket Level

Because the Final Basket Level is less than the Initial Basket Level but greater than the Basket Threshold Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Basket Return = −5%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 0.95
= $995

Because the Final Basket Level is less than the Initial Basket Level but greater than the Basket Threshold Level, the Security Performance Factor will equal the Basket Return, and investors would receive a Redemption Amount of $995 per $1,000 principal amount of securities.

3.	The level of the Basket decreases by 60% from the Initial Basket Level to the Final Basket Level.

Final Basket Level : 40% of Initial Basket Level

Because the Final Basket Level is equal to or less than the Basket Threshold Level, the Redemption Amount is determined as follows:

Security Performance Factor	= −10%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 0.90
= $900

CS Notes    5

Because the Final Basket Level is equal to or less than the Basket Threshold Level, the Redemption Amount is $900.

CS Notes    6

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS

If the Final Basket Level is less than the Initial Basket Level, investors will lose 1% of their principal for each 1% decline in the level of the Basket from the Initial Basket Level to the Final Basket Level, up to a maximum loss of 10% of the principal amount of their securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

THE SECURITIES DO NOT PAY INTEREST

We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount is based on the performance of the Basket. Because the Redemption Amount may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if the Redemption Amount is greater than the principal amount of your securities, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

THE PROBABILITY THAT THE FINAL BASKET LEVEL WILL BE LESS THAN THE INITIAL BASKET LEVEL WILL DEPEND ON THE VOLATILITY OF THE BASKET COMPONENTS

“Volatility” refers to the frequency and magnitude of changes in the levels of the Basket Components. The greater the expected volatility with respect to the Basket Components on the Trade Date, the higher the expectation as of the Trade Date that the Final Basket Level could be less than the Initial Basket Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Basket Components as of the Trade Date. The volatility of the Basket Components can change significantly over the term of the securities. The levels of the Basket Components could fall sharply, which could result in a partial loss of principal. You should be willing to accept the downside market risk of the Basket Components and the potential to lose some of your principal at maturity.

Risks Relating to the Basket Components

CHANGES IN THE LEVELS OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER

Movements in the levels of the Basket Components may not correlate with each other. At a time when the level of one or more of the Basket Components increases, the level of one or more of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components.

THE BASKET COMPONENTS MAY BE HIGHLY CORRELATED IN DECLINE

The performances of the Basket Components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the Basket

CS Notes    7

Components specifically. If the Basket Components become correlated in decline, the depreciation of one Basket Component will not be offset by the performance of the other Basket Components and, in fact, each Basket Component may contribute to an overall decline from the Initial Basket Level to the Final Basket Level.

THE CLOSING LEVEL OF THE EURO STOXX 50® INDEX AND THE NIKKEI 225 INDEX WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATIVE TO THE U.S. DOLLAR EVEN THOUGH THE EQUITY SECURITIES INCLUDED IN SUCH BASKET COMPONENTS ARE TRADED IN A FOREIGN CURRENCY AND THE SECURITIES ARE DENOMINATED IN U.S. DOLLARS

The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the equity securities included in the EURO STOXX 50® Index and the Nikkei 225 Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

FOREIGN SECURITIES MARKETS RISK

Some or all of the assets included in the EURO STOXX 50® Index and the Nikkei 225 Index are issued by foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the EURO STOXX 50® Index and the Nikkei 225 Index may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the

EURO STOXX 50® Index and the Nikkei 225 Index, and therefore the performance of such Basket Components and the value of the securities.

NO OWNERSHIP RIGHTS RELATING TO THE BASKET COMPONENTS

Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Basket Components. The return on your investment is not the same as the total return based on a purchase of the equity securities that comprise the Basket Components.

NO VOTING RIGHTS OR DIVIDEND PAYMENTS

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Basket Components.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE BASKET COMPONENTS AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Basket Components. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our

CS Notes    8

creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Basket Components. We or our affiliates may also trade in instruments related to the Basket Components from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of the Basket Components, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Basket and the Basket Components;

•	the expected and actual correlation, if any, between the Basket Components;

•	the time to maturity of the securities;

•	the dividend rate on the equity securities included in the Basket Components;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the equity securities that comprise the Basket Components or markets generally and which may affect the levels of the Basket Components; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

CS Notes    9

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer

CS Notes    10

may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

CS Notes    11

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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Historical Information

The following graphs set forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels of the Basket Components. The Basket graph sets forth the historical performance of the Basket from January 3, 2017 through May 12, 2022. The Basket Component graphs set forth the historical performance of the Basket Components from January 3, 2017 through May 12, 2022. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Basket Components as an indication of future performance of the Basket Components or the securities. Any historical trend in the levels of the Basket Components during any period set forth below is not an indication that the levels of the Basket Components are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the Basket Components, see “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index,” “The Reference Indices—The Nikkei 225 Index” and “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement.

The closing level of the EURO STOXX 50® Index on May 12, 2022 was 3613.43.

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The closing level of the Nikkei 225 Index on May 12, 2022 was 25748.72.

The closing level of the S&P 500® Index on May 12, 2022 was 3930.08.

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The graph of the historical Basket performance assumes the Basket Level on May 12, 2022 was 100 and the Component Weightings were as specified on the cover of this pricing supplement.

CS Notes    15

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Contingent Payment Debt Instruments,” and the remaining discussion assumes that this treatment of the securities is respected.

If you are a U.S. Holder, you will be required to recognize interest income during the term of the securities at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities. We are required to construct a “projected payment schedule” in respect of the securities representing a payment the amount and timing of which would produce a yield to maturity on the securities equal to the comparable yield. Assuming you hold the securities until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the securities mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the securities at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the securities prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the securities. Your adjusted tax basis will equal your purchase price for the securities, increased by interest previously included in income on the securities. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the security and as capital loss thereafter.

We will determine the comparable yield for the securities and will provide that comparable yield, and the projected payment schedule, in the final pricing supplement for the securities.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.

Non-U.S. Holders

Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the securities.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an Internal Revenue Service (the “IRS”) notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final

CS Notes    16

determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

CS Notes    17

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $17.50 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

CS Notes    18

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